EXHIBIT 99

December 10, 2007 04:56 PM Central Time

CORRECTING and REPLACING National Health Investors, Inc. to Pay 50 Cent Regular Dividend and 85 Cent Special Dividend

MURFREESBORO, Tenn.--(BUSINESS WIRE)--First paragraph of release should read: ...payable on January 31, 2008 (sted ...payable on January 31, 2007).

The corrected release reads:

NATIONAL HEALTH INVESTORS, INC. TO PAY 50 CENT REGULAR DIVIDEND AND 85 CENT SPECIAL DIVIDEND

National Health Investors, Inc. (NYSE: NHI) a real estate investment trust, announced today that it will pay a fourth quarter regular dividend of 50 cents per common share and a special dividend of 85 cents per common share to shareholders of record on December 31, 2007 and payable on January 31, 2008.

The 85 cent special dividend is required as a result of taxable income attributable to recoveries of amounts previously written down, or gains, related to loan payoffs. This special dividend reflects the company’s continued success in managing its existing portfolio.

NHI specializes in the financing of health care real estate by first mortgage and by purchase and leaseback transactions. The common stock of National Health Investors trades on the New York Stock Exchange with the symbol NHI. Additional information including NHI’s most recent press releases may be obtained on our web site at www.nhinvestors.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI’s judgment as of the date of this release.

Contacts

National Health Investors, Inc.
Kenneth D. DenBesten, SVP of Finance, 615-890-9100